Exhibit 8.1
LIST OF SIGNIFICANT SUBSIDIARIES
The following is a list of Teekay LNG Partners L.P.’s significant subsidiaries as at May 1, 2009:

		Proportion of
	State or	Ownership
Name of Significant Subsidiary	Jurisdiction of Incorporation	Interest

TEEKAY LNG OPERATING L.L.C.	MARSHALL ISLANDS	100%
NAVIERA TEEKAY GAS, SL	SPAIN	100%
NAVIERA TEEKAY GAS II, SL	SPAIN	100%
NAVIERA TEEKAY GAS III, SL	SPAIN	100%
NAVIERA TEEKAY GAS IV, SL	SPAIN	100%
SINGLE SHIP LIMITED LIABILITY COMPANIES	MARSHALL ISLANDS	100%
TEEKAY LUXEMBOURG SARL	LUXEMBOURG	100%
TEEKAY NAKILAT HOLDINGS CORPORATION	MARSHALL ISLANDS	100%
TEEKAY NAKILAT CORPORATION	MARSHALL ISLANDS	70%
TEEKAY NAKILAT (II) LIMITED	UNITED KINGDOM	70%
TEEKAY SHIPPING SPAIN SL	SPAIN	100%
TEEKAY SPAIN SL	SPAIN	100%
TEEKAY II IBERIA SL	SPAIN	100%
TEEKAY NAKILAT (III) HOLDINGS CORPORATION	MARSHALL ISLANDS	100%
TEEKAY NAKILAT (III) CORPORATION	MARSHALL ISLANDS	40%